Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports 10% Operating Income Increase on
4% Revenue Growth for Fiscal 2014 Third Quarter

●	Service segment continued double-digit growth trend with revenue up 16.5% in quarter versus prior-year period
●	Service segment growth more than offsets 2.3% sales decline in Distribution segment
●	Year-to-date operating income up 26.0% over prior-year period; Earnings per diluted share up 24.0% for nine-month period

ROCHESTER, NY, January  27, 2014 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and compliance services and distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its fiscal 2014 third quarter ended December 28, 2013.  Included in reported results are those of Cal-Matrix Metrology Inc., acquired on January 25, 2013.

Fiscal 2014 third quarter total revenue increased 4.1% to $30.5 million from $29.3 million in the third quarter of the prior fiscal year, driven by Service segment revenue growth of 16.5%.  Distribution segment sales decreased 2.3% from the prior fiscal year period, primarily as a result of the currently challenged wind energy environment.

Lee D. Rudow, President and CEO of Transcat, commented, “Our strong Service segment results in the third quarter reflect the successful execution of our organic and acquisition growth strategy.  This growth was fostered, in part, by the success we have realized selling into our expanded addressable markets and the continued implementation of our new integrated sales model.  Our value proposition, rooted in our quality-oriented approach, continues to resonate well with customers, particularly in our Life Science and Energy markets.”

Operating income for the third quarter of fiscal 2014 was $1.3 million, an increase of 9.9% from $1.2 million in the third quarter of the prior fiscal year.  Operating margin improved 20 basis points year-over-year to 4.4% in the third quarter of fiscal 2014.  Total operating expenses increased 7.2%, or $0.4 million, to $5.8 million in the fiscal 2014 third quarter, due in large part to sales and marketing investments in the Service segment.

Net income was consistent with the prior fiscal year period at $0.8 million.  Net income per diluted share was $0.11 in the third quarter of fiscal 2014 compared with $0.10 in the prior fiscal year period as the Company purchased and subsequently retired 0.7 million shares of its common stock in the third quarter of fiscal 2014.

During the third quarter of fiscal 2014, Transcat generated $2.1 million of EBITDA (earnings before interest, taxes, depreciation and amortization), an increase of $0.2 million when compared with the same quarter of the prior fiscal year.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Service Gross Profit Expands; Making Investments to Support Growth Strategy

Service segment:  Represents the Company’s accredited calibration, repair, inspection and compliance services business (38% of total revenue for the third quarter of fiscal 2014)

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
January 27, 2014
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●
Service segment revenue increased 16.5%, or $1.6 million, to $11.5 million in the third quarter of fiscal 2014 compared with the third quarter of fiscal 2013.  The increase was driven by a combination of organic growth and acquired business.

●
Fiscal 2014 third quarter Service segment gross profit improved $0.6 million, or 26.5%, to $2.7 million compared with the prior fiscal year period. Gross margin was 23.4%, an increase of 190 basis points over the prior fiscal year period.

●
Operating expenses for the Service segment were $2.5 million in the third quarter of fiscal 2014 compared with $2.1 million in the third quarter of fiscal 2013.  The year-over-year increase was primarily related to investments in the sales organization.

●
Service segment operating income was $0.2 million in the fiscal 2014 third quarter, a significant improvement from an operating loss of less than $0.1 million in the prior fiscal year period.  Operating margin was 1.3%, up approximately 150 basis points from the prior fiscal year period.

●
Contribution margin for the Service segment in the fiscal 2014 third quarter was $1.0 million, an increase of 19.7% compared with the prior fiscal year period. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 10 for the contribution margin calculation in the Additional Information – Business Segment Data table.

●
Service segment EBITDA was $0.7 million in the fiscal 2014 third quarter, a 67.7% increase when compared with the third quarter of fiscal 2013. As a percentage of Service segment revenue, EBITDA was 5.9% and 4.1% in the third quarters of fiscal 2014 and 2013, respectively.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Mr. Rudow commented, “We experienced a significant year-over-year gain in Service operating income further demonstrating the operating leverage inherent in our Service business model.  Leverage should continue to improve as we complete the final stages of integrating the two recently acquired companies, Anacor Compliance Services, Inc., acquired on July 16, 2012 and Cal-Matrix, and further recognize the benefits of our investments in the sales organization.”

Distribution Sales Decline; Gross Margin Holds Strong

Distribution segment:  Represents the Company’s distribution of professional grade handheld test, measurement and control instrumentation business (62% of total revenue for the third quarter of fiscal 2014)

●
Distribution sales for the third quarter of fiscal 2014 decreased 2.3%, or $0.4 million, to $19.0 million, compared with the prior fiscal year period. The 2014 and 2013 periods included the same number of business days. The year-over-year decrease resulted from $0.8 million less of sales for products specific to the wind energy industry. Other product sales helped mitigate the impact, resulting in a smaller decline in Distribution sales.

●
Fiscal 2014 third quarter Distribution segment gross profit declined 1.2%, or less than $0.1 million, from the third quarter of fiscal 2013. Gross margin was 23.4%, up slightly from 23.2% in the third quarter of fiscal 2013. Both gross profit and margin were affected by channel mix and increased price discounts extended to customers, offset by increased co-op advertising income.

●	Operating income for the Distribution segment was down 4.0%, or less than $0.1 million, to $1.2 million in the third quarter of fiscal 2014 compared with the prior fiscal year period.

●
Contribution margin for the Distribution segment was $2.5 million compared with $2.4 million in the prior fiscal year period.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 10 for the contribution margin calculation in the Additional Information – Business Segment Data table.

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
January 27, 2014
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●
Distribution segment EBITDA was $1.4 million, or 7.4% of Distribution segment sales, in the third quarter of fiscal 2014, compared with $1.5 million, or 7.8% of segment sales, in the third quarter of fiscal 2013.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Nine-Month Review

Total revenue increased to $88.1 million in the first nine months of fiscal 2014, up 8.5% from $81.2 million in the prior fiscal year period.  Gross profit was $21.2 million, up $2.3 million, or 11.9%, when compared with the fiscal 2013 period.  Gross margin improved to 24.0% in the first nine months of fiscal 2014, compared with 23.3% in the prior fiscal year period.

Service:

●	Revenue increased 22.0% to $34.7 million in the first nine months of fiscal 2014. The year-over-year growth resulted from a combination of acquisitive and organic revenue growth.

●	Service segment gross margin improved 190 basis points to 24.7%, compared with 22.8% in the same period of fiscal 2013, driven by operating leverage achieved through year-over-year organic growth.

Distribution:

●	Sales increased 1.2% to $53.4 million in the first nine months of fiscal 2014, reflecting improved sales to both direct and reseller customers, despite declines in wind energy sales.

●	Distribution segment gross margin for the nine-month period was 23.6%, unchanged from the prior fiscal year, as increases in co-op and rebate income offset increased discounting.

Mr. Rudow continued, “Year-to-date, we have executed well against our strategy to maintain and grow our Distribution market share.  We have achieved modest growth in a very competitive environment and a soft wind energy market while maintaining our year-over-year gross margin.  We have been aggressive in our marketing efforts and have successfully leveraged this business to gain Service customers.  Of note, the recent one-year renewal of the Wind Production Tax Credit should positively impact projects started in 2013, and as a result, we anticipate an uptick in wind energy business in early fiscal 2015.”

Operating expenses increased 9.3% to $17.4 million in the first nine months of fiscal 2014, compared with $15.9 million in the first nine months of the prior fiscal year.  As a percentage of total revenue, operating expenses were 19.7%, relatively consistent with 19.6% in the same period of fiscal 2013.

Fiscal 2014 year-to-date operating income was up 26.0%, or $0.8 million, to $3.8 million and was driven by Service segment operating income growth.  Operating margin expanded 60 basis points to 4.3% compared with the prior fiscal year period.  Net income expanded 20.8%, or $0.4 million, to $2.3 million in the first nine months of fiscal 2014 compared with the prior fiscal year period.  Net income per diluted share increased 24.0% to $0.31 from $0.25 per diluted share in the prior fiscal year period.

EBITDA, on the strength of the Service segment, was $5.9 million in the first nine months of fiscal 2014, a measurable increase from $4.9 million for the same period in fiscal 2013. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Strong and Flexible Balance Sheet

The Company continues to have a strong balance sheet with strong cash generation and low debt levels.

As of December 28, 2013, the Company had $9.4 million in remaining availability under its $20 million secured revolving credit facility and $0.2 million in cash.

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
January 27, 2014
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Transcat purchased and subsequently retired 0.7 million shares of its common stock for $5.6 million in a privately-negotiated transaction in the third quarter of fiscal 2014.

Capital expenditures in the first nine months of fiscal 2014 were $1.2 million compared with $2.2 million in the first nine months of fiscal 2013, and were primarily for additional service capabilities and information technology.

Outlook

Mr. Rudow concluded, “We continue to expect our Service business to grow at a double-digit rate and to realize the inherent leverage in our business model as operating income grows at a faster rate than our revenue.  We expect growth to be fueled by a combination of organic and acquisitive activities.  As we are nearing the end of the integration of our two most recent acquisitions, we expect more operating income contribution from those businesses as we look further ahead.  We expect the operating profit expansion will more than offset margin pressure in the Distribution segment.  The Distribution segment has actually done quite well through the year all things considered, and as we have stated in the past, we intend to defend our market share.”

NOTE 1 – Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation and amortization), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission.  As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.  See the attached EBITDA Reconciliation table on page 9.

Contribution margin, a non-GAAP financial measure, consists of gross profit less selling, marketing and warehouse expenses.  We believe contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses.  Contribution margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  The material limitation associated with the use of contribution margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses.  Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).  For further details on contribution margin, see the calculation of this non-GAAP financial measure and the reconciliation of contribution margin to gross profit on pages 10 and 11.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and compliance services including analytical instrument qualifications, equipment and process validation.  Targeted industries include life science, biotechnology, medical device, pharmaceutical and other FDA-regulated industries, industrial manufacturing, energy and utilities, chemical manufacturing and other industries.  Throughout its 18 strategically located centers of excellence in the United States, Canada and Puerto Rico, Transcat delivers precise services with reliable turn-around times. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation.  Through its Distribution segment, Transcat markets and distributes premier and propriety brand instruments to nearly 15,000 customers.  The Company offers access to more than 25,000 test, measurement and control products.

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
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Transcat’s growth strategy is to expand its service and distribution platform comprised of a balanced suite of test products and analytical, calibration, compliance, and validation services.  The goal is to deliver specialized technical services with a quality assurance approach, which maximizes document accuracy and on-time job delivery.  Transcat answers the call with cGMP, GLP, and GXP compliant services. Transcat can provide life science companies with a reliable alternative service and product solution to the OEMs and to the “generalist” service providers who cannot meet the client’s specialized needs.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email:  jzimmer@transcat.com

-OR-

Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
January 27, 2014
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Distribution Sales	$18,997	$19,440	$53,378	$52,753
Service Revenue	11,516	9,884	34,727	28,456
Total Revenue	30,513	29,324	88,105	81,209

Cost of Distribution Sales	14,549	14,937	40,799	40,317
Cost of Services Sold	8,826	7,757	26,133	21,977
Total Cost of Revenue	23,375	22,694	66,932	62,294

Gross Profit	7,138	6,630	21,173	18,915

Selling, Marketing and Warehouse Expenses	3,678	3,386	10,674	9,786
Administrative Expenses	2,118	2,023	6,724	6,134
Total Operating Expenses	5,796	5,409	17,398	15,920

Operating Income	1,342	1,221	3,775	2,995

Interest and Other Expense, net	85	37	157	135

Income Before Income Taxes	1,257	1,184	3,618	2,860
Provision for Income Taxes	469	402	1,338	972

Net Income	$788	$782	$2,280	$1,888

Basic Earnings Per Share	$0.11	$0.11	$0.32	$0.26
Average Shares Outstanding	6,856	7,417	7,192	7,399

Diluted Earnings Per Share	$0.11	$0.10	$0.31	$0.25
Average Shares Outstanding	7,125	7,562	7,421	7,575

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
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TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December 28,	March 30,
	2013	2013
ASSETS
Current Assets:
Cash	$165	$406
Accounts Receivable, less allowance for doubtful accounts of $96
and $118 as of December 28, 2013 and March 30, 2013, respectively	13,680	15,411
Other Receivables	2,660	977
Inventory, net	7,572	6,803
Prepaid Expenses and Other Current Assets	1,251	1,134
Deferred Tax Asset	1,360	1,087
Total Current Assets	26,688	25,818
Property and Equipment, net	6,671	6,885
Goodwill	17,463	17,592
Intangible Assets, net	2,895	3,691
Other Assets	1,212	1,061
Total Assets	$54,929	$55,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$8,720	$8,883
Accrued Compensation and Other Liabilities	5,054	3,979
Income Taxes Payable	-	465
Total Current Liabilities	13,774	13,327
Long-Term Debt	10,609	8,017
Deferred Tax Liability	697	551
Other Liabilities	1,730	1,502
Total Liabilities	26,810	23,397

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
6,686,994 and 7,423,507 shares issued and outstanding
as of December 28, 2013 and March 30, 2013, respectively	3,343	3,712
Capital in Excess of Par Value	11,137	10,616
Accumulated Other Comprehensive Income	528	481
Retained Earnings	13,111	16,841
Total Shareholders' Equity	28,119	31,650
Total Liabilities and Shareholders' Equity	$54,929	$55,047

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
January 27, 2014
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December 28,	December 29,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$2,280	$1,888
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Gain on Disposal of Property and Equipment	(31)	-
Deferred Income Taxes	(157)	(250)
Depreciation and Amortization	2,231	1,945
Provision for Accounts Receivable and Inventory Reserves	122	167
Stock-Based Compensation Expense	400	220
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(12)	(252)
Inventory	(827)	(349)
Prepaid Expenses and Other Assets	(572)	(909)
Accounts Payable	(163)	1,337
Accrued Compensation and Other Liabilities	1,347	(1,038)
Income Taxes Payable	(466)	(409)
Net Cash Provided by Operating Activities	4,152	2,350

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(1,158)	(2,189)
Proceeds from Sale of Property and Equipment	243	-
Business Acquisition	-	(3,129)
Net Cash Used in Investing Activities	(915)	(5,318)

Cash Flows from Financing Activities:
Proceeds from Revolving Line of Credit, net	2,592	3,277
Payment of Contingent Consideration	-	(14)
Issuance of Common Stock	166	199
Repurchase of Common Stock	(6,425)	(110)
Excess Tax Benefits Related to Stock-Based Compensation	1	43
Net Cash (Used in) Provided by Financing Activities	(3,666)	3,395

Effect of Exchange Rate Changes on Cash	188	-

Net (Decrease) Increase in Cash	(241)	427
Cash at Beginning of Period	406	32
Cash at End of Period	$165	$459

Supplemental Disclosure of Cash Flow Activity:
Cash paid during the period for:
Interest	$84	$82
Income Taxes, net	$2,013	$1,603

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
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TRANSCAT, INC.
EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

			FY2014

	Q1	Q2	Q3	Q4	YTD
Net Income	$721	$771	$788		$2,280
+ Interest Expense	26	25	34		85
+ Other Expense / (Income)	(22)	43	51		72
+ Provision for Income Taxes	427	442	469		1,338
Operating Income	$1,152	$1,281	$1,342	$-	$3,775
+ Depreciation & Amortization	729	711	791		2,231
+ Other (Expense) / Income	22	(43)	(51)		(72)
EBITDA	$1,903	$1,949	$2,082	$-	$5,934

Segment Breakdown

Service Operating Income	$461	$260	$151		$872
+ Depreciation & Amortization	555	521	555		1,631
+ Other (Expense) / Income	(14)	(42)	(32)		(88)
Service EBITDA	$1,002	$739	$674	$-	$2,415

Distribution Operating Income	$691	$1,021	$1,191		$2,903
+ Depreciation & Amortization	174	190	236		600
+ Other (Expense) / Income	36	(1)	(19)		16
Distribution EBITDA	$901	$1,210	$1,408	$-	$3,519

			FY2013

	Q1	Q2	Q3	Q4	Total
Net Income	$361	$745	$782	$1,816	$3,704
+ Interest Expense	21	38	20	38	117
+ Other Expense / (Income)	26	13	17	55	111
+ Provision for Income Taxes	186	384	402	1,042	2,014
Operating Income	$594	$1,180	$1,221	$2,951	$5,946
+ Depreciation & Amortization	600	621	724	757	2,702
+ Other (Expense) / Income	(26)	(13)	(17)	(55)	(111)
EBITDA	$1,168	$1,788	$1,928	$3,653	$8,537

Segment Breakdown

Service Operating (Loss) Income	$(258)	$333	$(19)	$1,255	$1,311
+ Depreciation & Amortization	359	422	439	520	1,740
+ Other (Expense) / Income	(18)	(14)	(18)	(34)	(84)
Service EBITDA	$83	$741	$402	$1,741	$2,967

Distribution Operating Income	$852	$847	$1,240	$1,696	$4,635
+ Depreciation & Amortization	241	199	285	237	962
+ Other (Expense) / Income	(8)	1	1	(21)	(27)
Distribution EBITDA	$1,085	$1,047	$1,526	$1,912	$5,570

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
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TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)
Segment P&L Comparison—Third Quarter Ended December

			Change
SERVICE	FY 2014 Q3	FY 2013 Q3	$'s	%

Service Revenue	$11,516	$9,884	$1,632	16.5%
Cost of Revenue	$8,826	$7,757	$1,069	13.8%
Gross Profit	$2,690	$2,127	$563	26.5%
Gross Margin	23.4%	21.5%

Selling, Marketing & Warehouse Expenses	$1,716	$1,313	$403	30.7%
Contribution Margin	$974	$814	$160	19.7%
% of Revenue	8.5%	8.2%

Administrative Expenses	$823	$833	$(10)	(1.2%)
Operating Income (Loss)	$151	$(19)	$170	894.7%
% of Revenue	1.3%	(0.2%)

			Change
DISTRIBUTION	FY 2014 Q3	FY 2013 Q3	$'s	%
Distribution Sales	$18,997	$19,440	$(443)	(2.3%)
Cost of Revenue	$14,549	$14,937	$(388)	(2.6%)
Gross Profit	$4,448	$4,503	$(55)	(1.2%)
Gross Margin	23.4%	23.2%

Selling, Marketing & Warehouse Expenses	$1,962	$2,073	$(111)	(5.4%)
Contribution Margin	$2,486	$2,430	$56	2.3%
% of Sales	13.1%	12.5%

Administrative Expenses	$1,295	$1,190	$105	8.8%
Operating Income	$1,191	$1,240	$(49)	(4.0%)
% of Sales	6.3%	6.4%

			Change
TOTAL	FY 2014 Q3	FY 2013 Q3	$'s	%

Total Revenue	$30,513	$29,324	$1,189	4.1%
Total Cost of Revenue	$23,375	$22,694	$681	3.0%
Gross Profit	$7,138	$6,630	$508	7.7%
Gross Margin	23.4%	22.6%

Selling, Marketing & Warehouse Expenses	$3,678	$3,386	$292	8.6%
Contribution Margin	$3,460	$3,244	$216	6.7%
% of Revenue	11.3%	11.1%

Administrative Expenses	$2,118	$2,023	$95	4.7%
Operating Income	$1,342	$1,221	$121	9.9%
% of Revenue	4.4%	4.2%

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
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TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)
Segment P&L Comparison—Nine Months Ended December

			Change
SERVICE	FY 2014 YTD	FY 2013 YTD	$'s	%

Service Revenue	$34,727	$28,456	$6,271	22.0%
Cost of Revenue	$26,133	$21,977	$4,156	18.9%
Gross Profit	$8,594	$6,479	$2,115	32.6%
Gross Margin	24.7%	22.8%

Selling, Marketing & Warehouse Expenses	$5,034	$3,748	$1,286	34.3%
Contribution Margin	$3,560	$2,731	$829	30.4%
% of Revenue	10.3%	9.6%

Administrative Expenses	$2,688	$2,675	$13	0.5%
Operating Income	$872	$56	$816	1457.1%
% of Revenue	2.5%	0.2%

			Change
DISTRIBUTION	FY 2014 YTD	FY 2013 YTD	$'s	%
Distribution Sales	$53,378	$52,753	$625	1.2%
Cost of Revenue	$40,799	$40,317	$482	1.2%
Gross Profit	$12,579	$12,436	$143	1.1%
Gross Margin	23.6%	23.6%

Selling, Marketing & Warehouse Expenses	$5,640	$6,038	$(398)	(6.6%)
Contribution Margin	$6,939	$6,398	$541	8.5%
% of Sales	13.0%	12.1%

Administrative Expenses	$4,036	$3,459	$577	16.7%
Operating Income	$2,903	$2,939	$(36)	(1.2%)
% of Sales	5.4%	5.6%

			Change
TOTAL	FY 2014 YTD	FY 2013 YTD	$'s	%

Total Revenue	$88,105	$81,209	$6,896	8.5%
Total Cost of Revenue	$66,932	$62,294	$4,638	7.4%
Gross Profit	$21,173	$18,915	$2,258	11.9%
Gross Margin	24.0%	23.3%

Selling, Marketing & Warehouse Expenses	$10,674	$9,786	$888	9.1%
Contribution Margin	$10,499	$9,129	$1,370	15.0%
% of Revenue	11.9%	11.2%

Administrative Expenses	$6,724	$6,134	$590	9.6%
Operating Income	$3,775	$2,995	$780	26.0%
% of Revenue	4.3%	3.7%

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Transcat Reports 10% Operating Income Increase on 4% Revenue Growth for Fiscal 2014 Third Quarter
January 27, 2014
Page of 12 of 12

DISTRIBUTION SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2014 Q3	FY 2013 Q3	$'s	%
Distribution Sales	$18,997	$19,440	$(443)	(2.3%)
Business Days	61	61	0
Sales Per Business Day	$311	$319	$(8)	(2.5%)

	FY 2014 YTD	FY 2013 YTD	$'s	%
Distribution Sales	$53,378	$52,753	$625	1.2%
Business Days	187	187	0
Sales Per Business Day	$285	$282	$3	1.1%

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